EXHIBIT 10(y)

                                                       April 5, 1989

William and Elizabeth Ruprecht
c/o Sotheby's, Inc.
1334 York Avenue
New York, N.Y.  10021

              RE: Unit 6A, 119 East 84th Street, New York, NY

Dear Mr. and Mrs. Ruprecht:

     You have requested a loan in the face amount of three hundred thousand ($300,000.00) dollars (the "Loan") the proceeds of which are to be used by you in connection with the refinance of unit 6A in the cooperative building at 119 East 84th Street, New York, NY (the "Property"). Sotheby's, Inc. ("Sotheby's") has approved your application for the Loan on the following terms and conditions:

     The amount of the Loan shall be $300,000.00 consisting of two portions:

     1. The first portion (the "First Portion"), in the amount of $100,000.00, shall be by way of a direct loan arranged by Sotheby's from from Chase Manhattan Bank, N.A. or another institutional lender as Sotheby's shall select, which loan shall bear interest at the rate equal to the "prime" rate as announced, from time to time, by Chase Manhattan Bank, N.A. or the alternate institutional lender as its "prime" rate, which rate is not intended to be the lowest rate at which that lender makes loans to its customers. To induce Chase to extend that loan to you, Sotheby's agrees to guarantee your prompt payment, when due, of that $100,000.00 portion of the Loan and you agree to execute whatever documents Chase or the alternate institutional lender shall require to be executed by you in connection with that loan.

     2. The second portion, in the amount of $200,000.00 (the "Second Portion"), shall be loaned to you directly by Sotheby's and shall bear interest on the unpaid balance at a rate equal to the "prime" rate as announced, from time to time, by the Chase Manhattan Bank, N.A. The rate of interest will be increased or decreased, without limitation, every three (3) months during the term of the Loan, depending on fluctuations in Chase Manhattan Bank's "prime" lending rate. Adjustments to the interest rate will be made on the first of April, July, September, and December of each year.

     3. Payments of accrued interest and principal on the entire Loan shall be repayable by you as follows:

            On the first day of the first calendar month following the closing of the Loan and on the first day of each month thereafter payments of interest only in connection with the First Portion shall be due and payable. On the first of April of each year one-thirtieth (1/30th) of the principal amount of the First Portion shall be due and payable.

            On the first of April of each year one-thirtieth (1/30th) of the principal amount of the Second Portion and all accrued but unpaid interest shall be due and payable.

            You will irrevocably assign unto Sotheby's any and all right you may have to receive any future cash bonuses from Sotheby's earned by you in the course of your employment and you will agree that Sotheby's may apply the full amount of those bonuses against the unpaid balance of the Loan. Any such payment shall be applied first to accrued but unpaid interest and then to reduce the principal indebtedness.

     4. The full amount of the Loan shall be due and payable to Sotheby's, at its option, on the earlier to occur of the following events:

            (i) Ninety (90) days after the date upon which your employment relationship with Sotheby's is terminated, for any reason, including your retirement or involuntary termination from employment;

           (ii)  upon the sale or transfer of the Property;

           (iv)  on the fifteenth (15th) anniversary of the closing of the Loan;
or

            (v)  six (6) months after notice for any reason from Sotheby's.

     5. As security for the Loan (both portions), you shall provide Sotheby's with a primary lien (security agreement) upon the (621) shares of the common stock of 119 East 84th Corp. and the proprietary lease allocated to unit 6A at 119 East 84th Street, New York, NY, subordinate to no other lien. The obligation will also be evidenced by a promissory note executed by you.

     6. At the closing of this refinance of the Property, you will be required to pay the costs and disbursements in connection with this transaction, as well as any lien search, filing, recording fees (if any) or any other charges incurred by Sotheby's in connection therewith.

     7. You must personally attend the closing and execute all of the loan documents presented to you by Sotheby's counsel. All loan documents shall be in the form and substance satisfactory to Sotheby's and its designated counsel and the closing of the Loan shall depend upon Sotheby's counsel's complete satisfaction with the legal or title matters with respect to the Loan and the Property.

     8. Sotheby's may, at its sole option, refuse to close the Loan and may cancel this commitment for any one or more of the following reasons:

     (i)    if the Property is altered or damaged in any way;

    (ii) if your financial status becomes changed between the date of this commitment and the date of the closing;

   (iii)    if there be a material diminution in value of the collateral;

    (iv) if the title examination, or the appraisal that Sotheby's may order on the Property is not acceptable to Sotheby's.

     9. If the terms of this commitment are satisfactory would you please sign one of the enclosed copies and return it to Susan Garbrecht, Senior Vice President, Director of Human Resources.

     Ms. Garbrecht will thereupon give closing instructions to Stephen M. Pollan, our closing attorney. Mr. Pollan's address is 404 East 79th Street, New York, New York 10021.

     This commitment will remain in full force and effect for thirty (30) days from the date hereof unless otherwise extended by our mutual agreement.

                                             Very truly yours,

                                             Sotheby's, Inc.

                                             By: /s/ Diana D. Brooks
                                                 ------------------------
                                                 Diana D. Brooks,
                                                 President

AGREED TO AND ACCEPTED:


/s/ William Ruprecht
- -----------------------
William Ruprecht


/s/ Elizabeth Ruprecht
- -----------------------
Elizabeth Ruprecht


                                        2